Exhibit 99.1

NEWS RELEASE August 29, 2017

	Contacts:	Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE		Crown Castle International Corp. 713-570-3050

CROWN CASTLE INCREASES REVOLVING CREDIT FACILITY
COMMITMENTS TO $3.5 BILLION AND EXTENDS
MATURITY OF EXISTING FACILITIES

August 29, 2017  -  HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) today announced that it increased the commitments under its Senior Unsecured Revolving Credit Facility (“Revolver”) by $1 billion, for total commitments of $3.5 billion, and extended the maturity date on its Senior Unsecured Credit Facility (“Credit Facility”) to August 29, 2022.  The Credit Facility consists of a $2.5 billion Senior Unsecured Term Loan A Facility and, after giving effect to the increased commitments, a $3.5 billion Revolver.  At closing, there was $3.5 billion in availability under the Revolver.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running.  With approximately 40,000 towers and 60,000 route miles of fiber supporting small cells following the completion of the Lightower acquisition, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets.  For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such statements include plans, projections, and estimates regarding the completion of the Lightower acquisition and the assets to be acquired therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC.  The term “including,” and any variation thereof, means “including, without limitation.”

The Foundation for a Wireless World.
CrownCastle.com